Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4859
(441) 297-9513

AXIS CAPITAL REPORTS NET INCOME OF $495.0 MILLION
FOR YEAR ENDED 2004

Pembroke, Bermuda, February 8, 2005 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:  AXS) today reported net income for the year ended December 31, 2004 of $495.0 million, or $2.98 per diluted share, compared to $532.3 million, or $3.42 per diluted share, for the year ended December 31, 2003. Our 2004 net income included the impact of losses from the third quarter hurricanes. Net income for the quarter ended December 31, 2004 was $181.1 million, or $1.09 per diluted share, compared to $160.5 million, or $0.97 per diluted share, for the quarter ended December 31, 2003.

Net income excluding net realized gains and losses on investments, net of tax for the year ended December 31, 2004 was $482.3 million, or $2.91 per diluted share, compared with $509.2 million, or $3.28 per diluted share, for the year ended December 31, 2003. Net income excluding net realized gains and losses on investments, net of tax for the quarter ended December 31, 2004 was $177.0 million, or $1.07 per diluted share, compared with net income of $158.4 million, or $0.96 per diluted share, for the quarter ended December 31, 2003. Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

John Charman, CEO and President, commented, “We are particularly pleased with our results for this year, a period that has been one of the most challenging in the history of our industry.  Our solid results have been achieved against a backdrop of regulatory uncertainty, erratic competitive behavior and unprecedented industry losses from a series of worldwide natural disasters.”

Mr. Charman continued, “In spite of these substantial challenges, our staff at AXIS have been able to generate a return on average equity of 16.3%, which is in excess of our stated goal of 15% over the cycle.  We anticipate continuing uncertainty in the industry’s structural, regulatory and competitive landscapes during 2005; however, we are determined and prepared to continue to drive book value growth for shareholders.”

Gross premiums written during 2004 were $3,012.3 million compared to $2,273.6 million for 2003.  Of these premiums written: $1,095.3 million were derived from global insurance compared to $980.7 million for 2003; $766.0 million from global reinsurance compared to $462.9 million for 2003; $824.2 million from U.S. insurance compared to $625.9 million for 2003; and $326.8 million from U.S. reinsurance compared to $204.1 million for 2003.  The increase in our global reinsurance premiums written was largely driven by our strategic expansion into Continental Europe.  The increase in our U.S. insurance and U.S. reinsurance gross premiums written was largely driven by greater market penetration.

For the year ended December 31, 2004, our net premiums written rose to $2,423.7 million from $1,908.4 million for 2003. Ceded premiums were $588.6 million for 2004 compared to $365.3 million for 2003.  The increase in ceded premiums was primarily due to the purchase of additional reinsurance protection by our global insurance and U.S. insurance segments to mitigate volatility in their growing books of business.  Net premiums earned increased to $2,028.4 million in 2004 from $1,436.2 million in 2003.

The increase in net premiums earned reflects the increase in our net premiums written over the last twelve months.

For the year ended December 31, 2004, net investment income, including realized gains of $13.6 million, was $165.7 million compared with $96.5 million, including realized gains of $22.6 million, for 2003.  Cashflow generated from operations for the year ended December 31, 2004 was $1,598.4 million compared with $1,343.6 million for 2003.

During 2004, the Company generated a combined ratio of 84.4%, a loss ratio of 61.4% and an expense ratio of 23.0% compared to 73.6%, 51.1% and 22.5%, respectively, for 2003.  During 2004, we incurred net losses and loss expenses of $266.3 million for Hurricanes Charley, Frances, Ivan and Jeanne, whereas our 2003 loss ratio reflected limited catastrophic loss activity.  Our losses from the hurricanes are before the impact of reinstatements and tax recoveries. Our loss ratios benefited from favorable prior period development of 9.0 percentage points and 3.9 percentage points for 2004 and 2003, respectively.

Gross premiums written for the fourth quarter of 2004 were $651.2 million compared to $479.7 million for the fourth quarter of 2003, an increase of 36%.  Of these premiums written: $364.4 million were derived from global insurance compared to $280.1 million in the corresponding quarter of 2003; $43.2 million from global reinsurance compared to $16.7 million in the corresponding quarter of 2003; $228.6 million from U.S. insurance compared to $174.8 million in the corresponding quarter of 2003; and $15.0 million from U.S. reinsurance compared to $8.1 million in the corresponding quarter of 2003.  The increase in our global insurance gross premiums written and our U.S. insurance gross premiums written was largely driven by greater market penetration.

For the quarter ended December 31, 2004, our net premiums written rose to $474.6 million from $384.0 million for the fourth quarter of 2003. Ceded premiums increased to

$176.6 million for 2004 from $95.6 million for 2003.  Net premiums earned increased to $548.9 million in 2004 from $400.7 million in 2003.  The increase in net premiums earned reflects the increase in our net premiums written over the last twelve months.

For the quarter ended December 31, 2004, net investment income was $47.5 million and realized gains were $4.2 million, compared with $27.4 million in net investment income and $1.4 million in realized gains for the fourth quarter of 2003.  The increase in net investment income was due to increased invested assets on which we obtained improved investment yields.

During the fourth quarter of 2004, the Company generated a combined ratio of 79.3%, a loss ratio of 54.7% and an expense ratio of 24.6% compared to 72.0%, 51.9% and 20.1%, respectively, for the fourth quarter of 2003. The loss ratio for the fourth quarter of 2004 includes the impact of a revision in our net loss estimate with respect to the third quarter hurricanes. Our net loss estimate increased by $38.9 million, or 17.1%.  This increase was largely attributable to development on losses incurred in our global and U.S. reinsurance segments.  We experienced favorable prior period development of $40.4 million or 7.4 percentage points compared to $4.1 million or 1.0 percentage points for the fourth quarter of 2003.

During the fourth quarter of 2004, the Company completed its public offering of $500 million of senior notes due 2014.  The senior notes bear interest at 5.75% per year and, unless previously redeemed, mature on December 1, 2014.

Our shareholders’ equity was $3.2 billion as at December 31, 2004. Diluted book value per share at December 31, 2004 was $19.85 compared to $17.48 at December 31, 2003. Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Insurance Industry Investigation

As previously disclosed, our U.S. holding company has received subpoenas from the Office of the Attorney General of the State of New York seeking information regarding incentive commission agreements, bid rigging, fictitious and inflated quotes, conditioning direct insurance on the placement of reinsurance and related matters.  In addition, our U.S. insurance companies have received subpoenas and requests for information from various state insurance regulators regarding these same matters. These inquiries are part of industry-wide investigations.  We are cooperating fully with the Attorney General of the State of New York and the other state regulators in their investigations.

We are continuing to conduct an internal investigation, led by outside counsel, to determine whether we have engaged in any of the improper business practices that are the focus of these inquiries.  We do not believe that we have engaged in any of these improper business activities, and to date our internal investigation has uncovered no evidence indicating that we have engaged in bid rigging, fictitious or inflated quotes, conditioning direct insurance on the placement of reinsurance or related matters.  Consistent with long-standing and wide-spread industry practice, we have in the past entered into incentive commission agreements; however, we have ceased entering into, and have suspended making payments under, these agreements. We expect that our internal investigation will be complete by the end of the first quarter of 2005.

We are aware that two purported shareholders class action lawsuits have been filed against us and some of our executive officers relating to the practices being investigated by the Attorney General of the State of New York and other state regulators.  As we have stated previously, we believe that these lawsuits are completely without merit and we intend to vigorously defend against them.

AXIS Capital will host a conference call on Wednesday February 9, 2005 at 8:30 AM (Eastern) to discuss the fourth quarter and year end financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the fourth quarter and year ended December 31, 2004 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity of $3.2 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

As at December 31, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$632,329	$605,175
Investments at fair market value	5,128,345	3,385,576
(Amortized cost 2004:$5,114,997; 2003:$3,359,102)
Other investments	271,344	—
Accrued interest receivable	47,487	29,530
Net receivable for investments sold	—	3,371
Securities lending collateral	865,311	—
Insurance and reinsurance premium balances receivable	914,562	660,530
Deferred acquisition costs	211,082	136,281
Prepaid reinsurance premiums	271,187	164,999
Reinsurance recoverable	596,299	124,899
Intangible assets	23,152	24,579
Other assets	68,605	37,333
Total Assets	$9,029,703	$5,172,273

Liabilities
Reserve for losses and loss expenses	$2,404,560	$992,846
Unearned premiums	1,644,771	1,143,447
Insurance and reinsurance balances payable	247,940	151,381
Accounts payable and accrued expenses	81,222	67,451
Securities lending payable	864,354	—
Net payable for investments purchased	49,854	—
Debt	498,938	—
Total Liabilities	5,791,639	2,355,125

Shareholders’ Equity
Share capital
(Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2004; 152,764,917: 2003; 152,474,011)	1,910	1,906
Additional paid-in capital	2,017,144	2,000,731
Accumulated other comprehensive income	12,915	25,164
Retained earnings	1,206,095	789,347
Total Shareholders’ Equity	3,238,064	2,817,148

Total Liabilities & Shareholders’ Equity	$9,029,703	$5,172,273

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and years ended December 31, 2004 and 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended December 31,		Years ended December 31,
	2004	2003	2004	2003
		(see note 1)		(see note 1)
Revenues
Gross premiums written	$651,169	$479,666	$3,012,311	$2,273,645
Premiums ceded	(176,575)	(95,622)	(588,638)	(365,258)
Change in unearned premiums	74,354	16,700	(395,276)	(472,157)
Net premiums earned	548,948	400,744	2,028,397	1,436,230

Net investment income	47,451	27,363	152,072	73,961
Net realized gains	4,216	1,378	13,634	22,567
Other insurance related income	3,603	5,263	11,253	25,019
Total revenues	$604,218	$434,748	$2,205,356	$1,557,777

Expenses
Net losses and loss expenses	$300,219	207,884	$1,246,244	734,019
Acquisition costs	78,894	39,527	280,568	186,297
General and administrative expenses	55,945	41,165	187,305	136,526
Foreign exchange	(18,583)	(12,899)	(14,484)	(32,215)
Interest expense	4,597	389	5,285	1,478
Total expenses	$421,072	$276,066	$1,704,918	$1,026,105

Income before income taxes	183,146	158,682	500,438	531,672
Income tax recovery (expense)	(2,071)	1,813	(5,440)	678
Net Income	$181,075	$160,495	$494,998	$532,350

Weighted average common shares and common share equivalents - basic	152,662,584	152,464,156	152,553,677	144,262,881
Weighted average common shares and common share equivalents - diluted	165,397,980	166,213,948	165,875,823	155,690,763
Net income per share - basic	$1.19	$1.05	$3.24	$3.69
Net income per share - diluted	$1.09	$0.97	$2.98	$3.42

Insurance Ratios
Loss ratio	54.7%	51.9%	61.4%	51.1%
Expense ratio	24.6%	20.1%	23.0%	22.5%
Combined ratio	79.3%	72.0%	84.4%	73.6%

Note 1: Acquisition costs, general administrative expenses and interest expense for 2003 have been reclassified to conform to current year classifications. Interest expense consists of interest due on outstanding debt and fees relating to our credit facility.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with internationally recognized rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax, to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarters and years ended December 31, 2004 and 2003

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended December 31,		Years ended December 31,
	2004	2003	2004	2003

Net income	$181,075	$160,495	$494,998	$532,350
Adjustment for net realized gains (losses) on investments	(4,216)	(1,378)	(13,634)	(22,567)
Adjustment for associated tax impact of net realized gains (losses) on investments	118	(669)	971	(616)

Net income excluding realized gains (losses) on investments, net of tax	$176,977	$158,448	$482,335	$509,167

Net income per share - diluted	$1.09	$0.97	$2.98	$3.42

Adjustment for net realized gains (losses) on investments	(0.02)	(0.01)	(0.08)	(0.14)
Adjustment for associated tax impact of net realized gains (losses) on investments	0.00	0.00	0.01	0.00

Net income excluding realized gains (losses) on investments, net of tax per diluted share	$1.07	$0.96	$2.91	$3.28

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at December 31, 2004 and December 31, 2003

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2004	December 31, 2003

Shareholders’ equity	$3,238,064	$2,817,148

Shares outstanding	152,764,917	152,474,011

Book value per share	$21.20	$18.48

Diluted book value on an “as if converted basis”

Shareholders’ equity	$3,238,064	$2,817,148
add in:
proceeds on exercise of options	94,724	62,630
proceeds on exercise of warrants	244,812	244,811

Adjusted shareholders’ equity	3,577,600	3,124,589

As if converted diluted shares outstanding
Shares outstanding	152,764,917	152,474,011
add in:
vesting of restricted stock	2,182,700	1,884,696
exercise of options	5,694,181	4,695,512
exercise of warrants	19,619,152	19,690,692

Diluted shares outstanding	180,260,950	178,744,911

Diluted book value per share	$19.85	$17.48